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                                                                      Exhibit 23

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Unisource Worldwide, Inc. pertaining to the Unisource Worldwide, Inc. Retirement Savings Plan of our reports (a) dated October 21, 1997, with respect to the consolidated financial statements and schedule of Unisource Worldwide, Inc. incorporated and included in its Annual Report (Form 10-K) for the year ended September 30, 1997 and (b) dated May 15, 1998, with respect to the financial statements and schedules of the Unisource Worldwide, Inc. Retirement Savings Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1997, both filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 7, 1998